UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

Oaktree Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-223022	82-2365593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 South Grand Avenue, 28th Floor Los Angeles, CA		90071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (213) 830-6300

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

Acquisition of Sofi Westminster

On December 10, 2019, the Company partnered with Holland Partner Group (“Holland”) through a joint venture (the “Joint Venture”) to acquire a fee simple interest in Sofi Westminster (the “Property”), a multifamily asset located in Westminster, Colorado for $81.25 million (exclusive of closing costs). The Joint Venture acquired the Property and paid related closing costs through a combination of $53.04 million of property-level debt from Freddie Mac (“Freddie”), $26.22 million funded to the Joint Venture by the Company and $2.91 million funded by Holland.

The Property is a 332-unit multifamily asset located in Westminster, Colorado. Built in 1985, the Property features a mix of one- and two-bedroom homes with floorplans averaging 754 square feet. The Property is located in the Westminster submarket within Denver’s Northwest Corridor which is home to 26 business parks comprising 12 million square feet of office space and roughly 300,000 jobs. Furthermore, the Property benefits from strong neighborhood demographics with high-quality schools and median incomes over $95,000 within a one-mile radius. The area has one of the highest concentrations of technology employment in the nation with several major technology employers within a ten minute drive of the Property.

Rents in Westminster, where the Property is located, have grown 28% since 2014 compared to 13% in downtown Denver over the same period due to the submarket’s strong demand fundamentals and lack of new supply. Over the past 12 months, the submarket’s occupancy increased to 97% and rents have grown 2%. Oaktree Fund Advisors, LLC, the Company’s investment adviser, believes Westminster is likely to experience continued rent growth due to limited new supply as evidenced by only a few projects planned or under construction within a three mile radius of the Property.

The following table provides information regarding the Property:

					As of September 30, 2019
Property Name	Sector	Location	Square Feet	Units	Percentage Leased	Annual Base Rent	Monthly Base Rent/ Occupied Unit
Sofi Westminster	Multifamily	Westminster, Colorado	250,432	332	94.2%	$5,253,324	$1,399

The Joint Venture is governed by a limited liability company agreement dated December 9, 2019 by and between one of the Company’s subsidiaries and Holland which contains customary terms and conditions. The Company owns a 90% interest in the Joint Venture and Holland owns a 10% interest in the Joint Venture. The Company will control all major decisions of the Joint Venture (subject to Holland’s consent with respect to certain limited decisions) and has the ability to trigger a sale of the Property at any time. The Company will have operational control and Holland will act as the day-to-day property manager.

The $53.04 million Freddie debt described above (the “Mortgage Loan”) is secured by a mortgage on the Property. The Mortgage Loan bears a fixed interest rate of 3.38% payable as interest-only throughout the full 84 month term of the Mortgage Loan. The Mortgage Loan has a prepayment lockout of two years followed by a defeasance penalty until the last 90 days of the loan term. The Mortgage Loan is subject to customary terms and conditions.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The required financial statements for the acquired property described above will be filed in accordance with Rule 3-14 of Regulation S-X under cover of Form 8-K/A as soon as practicable, but in no event later than seventy-one days after the latest date on which the initial Current Report related to the acquisition of such property could have been timely filed.

(b) Pro forma financial information.

The required pro forma financial information for the acquired property described above will be filed in accordance with Article 11 of Regulation S-X under cover of Form 8-K/A as soon as practicable, but in no event later than seventy-one days after the latest date on which the initial Current Report related to the acquisition of such property could have been timely filed.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company’s Registration Statement on Form S-11 (File No. 333-223022) and in the Company’s annual report on Form 10-K for the year ended December 31, 2018, as such factors may be updated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKTREE REAL ESTATE INCOME TRUST, INC.

Date: December 10, 2019	By:	/s/ Jordan Mikes
	Name:	Jordan Mikes
	Title:	Chief Securities Counsel and Secretary